Exhibit 10.1

COMPENSATION APPROVED FOR DIRECTORS AND EXECUTIVE OFFICER

In June 2012 our Board of Directors approved the issuance of 40,000 shares of our common stock to our Vice President, Anthony Q. Joffe, as compensation. Such issuance was subject to our common stock being approved for broker dealer market making by FINRA and initiation of trading. Such conditions to issuance were met as of December 12, 2012.

In June 2012 our Board of Directors approved the issuance of 20,000 shares of common stock to each of our directors, 100,000 shares in total, as compensation. Such issuances were subject to our common stock being approved for broker dealer market making by FINRA and initiation of trading.  Such conditions to issuance were met as of December 12, 2012.